Exhibit 99.1

SiriusXM Reports First Quarter 2025 Operating and Financial Results

•First Quarter 2025 Revenue of $2.07 Billion
•Net Income of $204 Million
•Adjusted EBITDA of $629 Million1
•Free Cash Flow of $56 Million1
•SiriusXM Reaffirms 2025 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – May 1, 2025 – SiriusXM today announced first quarter 2025 operating and financial results, including revenue of $2.07 billion, a 4% decrease compared to the first quarter of 2024. Net income totaled $204 million, down from $241 million in the prior-year period. Earnings per diluted common share were $0.59 in the first quarter of 2025, compared to $0.63 in the first quarter of 2024.

Adjusted EBITDA was $629 million in the first quarter, a 3% decline from $650 million in the same period last year. Lower operating expenses—including sales and marketing and personnel-related costs—partially offset the modest revenue decline. The company maintained a stable adjusted EBITDA margin of 30%.

“We entered 2025 focused on what we do best: delivering standout experiences to our core subscribers, curating compelling content, strengthening our advertising business, and enhancing the value of our service,” said Jennifer Witz, Chief Executive Officer. “Today, we're operating with greater discipline, improving execution across the board, and reallocating capital toward the areas where we see the greatest impact. We’re building a more focused, more efficient SiriusXM—aligned around what matters most to our listeners and our business—and I’m pleased with how we’ve started the year.”
“I’m proud of the meaningful progress we made in the first quarter of 2025 to reduce costs, drive greater efficiency, and strengthen our financial foundation,” said Tom Barry, Chief Financial Officer. “Our strong, recurring revenue-driven business positions us well in this period of heightened volatility. We do not anticipate that tariff-related pressure on new car sales will have a material impact on our subscriber or financial performance this year. That said, like every business, we'll continue to closely monitor ongoing developments and broader consumer health,” Barry added.

BUSINESS AND PROGRAMMING HIGHLIGHTS
This quarter, SiriusXM continued to deliver exclusive programming that brings its subscribers closer to the music, sports, and personalities they love, fueling fan connections across the company's channels and experiences. SiriusXM’s agreement with leading podcaster Alex Cooper led to the launch of two new channels, Unwell Music and Unwell On Air, delivering the exclusive content her dedicated listeners crave. The company’s artist channels remain unmatched in the industry as a curated environment for leading musicians to connect with fans at scale, with GAGA RADIO and Mumford & Sons Radio bringing fans inside the creative process with exclusive, behind-the-scenes storytelling tied to major album launches. And SiriusXM remains the undisputed leader in sports audio. Across football, basketball, baseball, golf, racing, and more, the company delivered countless hours of play-by-play and commentary, and even launched a suite of new channels dedicated to the English Premier League teams.

1 Refer to pg. 11 of this earnings release for a reconciliation of the non-GAAP measures.

The SiriusXM podcast business continued to grow in 1Q25, with almost one billion downloads recorded. Now reaching 70 million monthly podcast listeners, the company grew podcast revenue 33% year-over-year and signed an exclusive agreement with Fantasy Footballers. Additionally, the company launched Creator Connect, a new sales offering which allows marketers to tap into podcast creators’ audiences across audio, video, and social, accelerating SiriusXM Media’s video and social revenue growth.

On the automotive front, SiriusXM is extending the reach of its next generation 360L in-car platform through a new agreement with Mitsubishi, bringing SiriusXM with 360L to new 2025 vehicles under a multi-year deal that runs through 2030. The company remains on track to have more than half of new, SiriusXM-equipped cars featuring the 360L product this year. Additionally, the company grew its successful multi-year subscription bundles, with Ford Motor Company to launch in model year 2026 Ford and Lincoln vehicles.

SEGMENT HIGHLIGHTS
Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM First Quarter 2025 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay subscribers decreased by approximately 303,000 in the first quarter of 2025, a 16% improvement compared to the same period last year. Self-pay monthly churn was 1.6% in the first quarter of 2025 compared to 1.7% in the first quarter of 2024, benefiting from lower vehicle-related, non-pay, and voluntary churn, and was a key contributor to the improved subscriber results. The company ended the quarter with approximately 33 million total subscribers. The total trial funnel remained stable at 7.4 million as of quarter-end, up from 7.3 million year-end 2024 and down slightly from 7.5 million in the first quarter of 2024.

SiriusXM Revenue of $1.6 Billion
In the first quarter of 2025, SiriusXM reported total revenue of $1.6 billion, representing a 5% decline compared to the same period in 2024. The decrease was primarily driven by a 5% reduction in subscriber revenue, reflecting a smaller average base of self-pay subscribers and 3% lower Average Revenue Per User (ARPU). ARPU was $14.86, reflecting a year-over-year increase in the use of self-pay promotional pricing, partially offset by late-quarter rate increases on certain self-pay subscription plans that will benefit revenue to a greater degree in future quarters.

SiriusXM Gross Profit of $937 Million and Gross Margin of 59%
Total cost of services at SiriusXM was $644 million in the first quarter of 2025, a 4% decrease compared to the same period in the prior year. Gross profit totaled $937 million, down 6% from $993 million in the first quarter of 2024, resulting in a gross margin of 59%—one percentage point lower than the prior year period.

Pandora and Off-platform First Quarter 2025 Segment Highlights

Pandora and Off-platform Revenue of $487 Million
Pandora and Off-platform revenue totaled $487 million in the first quarter of 2025, a 2% decrease from the $495 million in the prior-year period. The decline was largely driven by weaker advertising performance, with ad revenue falling modestly 2% year-over-year to $355 million, primarily due to a softer digital advertising market, partially offset by higher podcast revenue. Subscriber revenue remained relatively flat at $132 million. Pandora Plus and Pandora Premium ended the first quarter of 2025 with 5.7 million self-pay subscribers.

Pandora and Off-platform Gross Profit of $139 Million
Total cost of services in the first quarter of 2025 decreased by 1% to $348 million compared to $352 million in the prior year period. Gross profit during the quarter was $139 million, down 3% year-over-year, resulting in a gross margin of 29%, consistent with the same quarter in 2024.

ADDITIONAL FINANCIAL HIGHLIGHTS
In the first quarter of 2025, SiriusXM's subscriber acquisition costs (SAC) were $100 million, up 11% or $10 million from the same period in 2024. The increase was primarily driven by contractual changes with certain automakers.

SiriusXM achieved cost reductions in other areas during the first quarter of 2025. Sales and marketing expenses decreased by 19% to $176 million, product and technology costs fell by 15% to $63 million, and general and administrative expenses declined by 3% to $108 million. These reductions reflect the company's ongoing efforts to optimize its cost structure and focus on its core automotive subscriber segment.

SiriusXM generated $56 million in free cash flow in the first quarter of 2025, a decrease of $32 million, or 36% driven by timing of payments, lower cash receipts and higher capital expenditures; partially offset by a lower cost structure and the elimination of Liberty deal costs.

In the first quarter, SiriusXM distributed $91 million through dividends and reinitiated share buybacks in late 2024, completing $25 million of repurchases in the first quarter. The company continues to prioritize a disciplined capital allocation, targeting a long-term leverage ratio in the low-to-mid 3’s range and ending the first quarter of 2025 with a net debt-to-adjusted EBITDA ratio of 3.8 times.

2025 FULL-YEAR FINANCIAL GUIDANCE
The company reiterated its full-year 2025 guidance for revenue, adjusted EBITDA, and free cash flow as follows:
•Total revenue of approximately $8.5 billion,
•Adjusted EBITDA of approximately $2.6 billion, and
•Free cash flow of approximately $1.15 billion.

FIRST QUARTER 2025 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2025	2024
Revenue:
Subscriber revenue	$1,602	$1,680
Advertising revenue	394	402
Equipment revenue	41	50
Other revenue	31	30
Total revenue	2,068	2,162
Operating expenses:
Cost of services:
Revenue share and royalties	687	703
Programming and content	153	157
Customer service and billing	112	116
Transmission	50	59
Cost of equipment	2	2
Subscriber acquisition costs	100	90
Sales and marketing	190	229
Product and technology	73	86
General and administrative	122	124
Depreciation and amortization	144	155
Impairment, restructuring and other costs	48	32
Total operating expenses	1,681	1,753
Income from operations	387	409
Other income (expense), net
Interest expense	(117)	(129)
Other (expense) income, net	(1)	29
Total other expense	(118)	(100)
Income before income taxes	269	309
Income tax expense	(65)	(68)
Net income	$204	$241
Less net income attributable to noncontrolling interests	—	42
Net income attributable to Sirius XM Holdings Inc.	$204	$199
Net income per common share:
Basic	$0.60	$0.72
Diluted	$0.59	$0.63
Weighted average common shares outstanding:
Basic	339	337
Diluted	357	373
Dividends declared per common share	$0.270	$0.266

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$127	$162
Receivables, net	601	676
Related party current assets	23	21
Prepaid expenses and other current assets	294	290
Total current assets	1,045	1,149
Property and equipment, net	2,181	2,109
FCC licenses	8,610	8,610
Other intangible assets, net	1,548	1,579
Goodwill	12,390	12,390
Equity method investments	1,025	1,043
Other long-term assets	627	641
Total assets	$27,426	$27,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,154	$1,284
Accrued interest	72	172
Current portion of deferred revenue	1,050	1,050
Current maturities of debt	61	61
Other current liabilities	48	48
Related party current liabilities	94	116
Total current liabilities	2,479	2,731
Long-term deferred revenue	83	82
Long-term debt, including $596 and $594 measured at fair value, respectively	10,405	10,314
Deferred tax liabilities	2,196	2,220
Other long-term liabilities	1,051	1,100
Total liabilities	16,214	16,447
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 339 shares issued and outstanding at each of March 31, 2025 and December 31, 2024	—	—
Accumulated other comprehensive loss, net of tax	(44)	(46)
Additional paid-in capital	—	—
Treasury stock, at cost; 27 thousand and 26 thousand shares of common stock at March 31, 2025 and December 31, 2024, respectively	(1)	(1)
Retained earnings	11,257	11,121
Total stockholders’ equity	11,212	11,074
Total liabilities and stockholders’ equity	$27,426	$27,521

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions)	2025	2024
Cash flows from operating activities:
Net income	$204	$241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144	155
Non-cash impairment and restructuring costs	13	1
Non-cash interest expense, net of amortization of premium	4	4
Realized and unrealized losses (gains) on financial instruments, net	3	(18)
Share of losses of equity method investments, net	30	15
Share-based payment expense	50	48
Deferred income tax benefit	(24)	(17)
Amortization of right-of-use assets	11	11
Other charges, net	12	13
Changes in operating assets and liabilities:
Receivables and other assets	45	42
Deferred revenue	—	(37)
Payables and other liabilities	(250)	(194)
Net cash provided by operating activities	242	264
Cash flows from investing activities:
Additions to property and equipment	(189)	(174)
Other investing activities, net	(46)	(180)
Net cash used in investing activities	(235)	(354)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(10)	(17)
Revolving credit facility borrowings	696	230
Revolving credit facility repayments	(596)	(200)
Repayments of long-term borrowings	(16)	(67)
Common stock repurchased and retired	(25)	—
Dividends paid	(91)	(17)
Other financing activities, net	—	(2)
Net cash used in financing activities	(42)	(73)
Net decrease in cash, cash equivalents and restricted cash	(35)	(163)
Cash, cash equivalents and restricted cash at beginning of period (1)	170	315
Cash, cash equivalents and restricted cash at end of period (1)	$135	$152
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of March 31,
(in millions)	2025	2024
Cash and cash equivalents	$127	$135
Restricted cash included in Prepaid expenses and other current assets	—	8
Restricted cash included in Other long-term assets	8	9
Total cash, cash equivalents and restricted cash at end of period	$135	$152

Unaudited Results
Set forth below are our results of operations for the three months ended March 31, 2025 compared with the three months ended March 31, 2024. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended March 31,		2025 vs 2024 Change
(in millions)	2025	2024	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,470	$1,547	$(77)	(5)%
Advertising revenue	39	40	(1)	(3)%
Equipment revenue	41	50	(9)	(18)%
Other revenue	31	30	1	3%
Total Sirius XM revenue	1,581	1,667	(86)	(5)%
Pandora and Off-platform:
Subscriber revenue	132	133	(1)	(1)%
Advertising revenue	355	362	(7)	(2)%
Total Pandora and Off-platform revenue	487	495	(8)	(2)%
Total revenue	2,068	2,162	(94)	(4)%
Cost of services
Sirius XM:
Revenue share and royalties	379	395	(16)	(4)%
Programming and content	129	132	(3)	(2)%
Customer service and billing	93	96	(3)	(3)%
Transmission	41	49	(8)	(16)%
Cost of equipment	2	2	—	—%
Total Sirius XM cost of services	644	674	(30)	(4)%
Pandora and Off-platform:
Revenue share and royalties	308	308	—	—%
Programming and content	15	16	(1)	(6)%
Customer service and billing	18	19	(1)	(5)%
Transmission	7	9	(2)	(22)%
Total Pandora and Off-platform cost of services	348	352	(4)	(1)%
Total cost of services	992	1,026	(34)	(3)%
Subscriber acquisition costs	100	90	10	11%
Sales and marketing	176	217	(41)	(19)%
Product and technology	63	74	(11)	(15)%
General and administrative	108	111	(3)	(3)%
Depreciation and amortization	144	155	(11)	(7)%
Impairment, restructuring and other costs	48	32	16	50%
Share-based payment expense (1)	50	48	2	4%
Total operating expenses	1,681	1,753	(72)	(4)%
Income (loss) from operations	387	409	(22)	(5)%
Other income (expense), net
Interest expense	(117)	(129)	12	9%
Other (expense) income, net	(1)	29	(30)	103%
Total other expense	(118)	(100)	(18)	18%
Income (loss) before income taxes	269	309	(40)	(13)%
Income tax expense	(65)	(68)	3	4%
Net income	$204	$241	$(37)	(15)%

Adjusted EBITDA	$629	$650	$(21)	(3)%

Gross Profit - Sirius XM	$937	$993	$(56)	(6)%
Gross Margin % - Sirius XM	59%	60%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$139	$143	$(4)	(3)%
Gross Margin % - Pandora and Off-platform	29%	29%	—%	—%
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(1)    Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2025	2024
Programming and content - Sirius XM	$8	$8
Customer service and billing - Sirius XM	1	1
Transmission - Sirius XM	1	1
Programming and content - Pandora and Off-platform	1	1
Transmission - Pandora and Off-platform	1	—
Sales and marketing	14	12
Product and technology	10	12
General and administrative	14	13
Total share-based payment expense	$50	$48

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of March 31, 2025 compared to March 31, 2024:

	As of March 31,		2025 vs 2024 Change
(subscribers in thousands)	2025	2024	Amount	%
Sirius XM
Self-pay subscribers	31,343	31,583	(240)	(1)%
Paid promotional subscribers	1,521	1,847	(326)	(18)%
Ending subscribers	32,864	33,430	(566)	(2)%
Sirius XM Canada subscribers	2,487	2,600	(113)	(4)%

Pandora and Off-platform
Monthly active users - all services	42,357	45,023	(2,666)	(6)%
Self-pay subscribers (1)	5,705	5,992	(287)	(5)%
(1)    Pandora Self-pay subscribers includes Cloud Cover subscribers of 58 and 48 as of March 31, 2025 and 2024, respectively.

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2025 and 2024:

	For the Three Months Ended March 31,		2025 vs 2024 Change
(subscribers in thousands)	2025	2024	Amount	%
Sirius XM
Self-pay subscribers	(303)	(359)	56	16%
Paid promotional subscribers	(59)	(86)	27	31%
Net additions	(362)	(445)	83	19%
Weighted average number of subscribers	32,921	33,549	(628)	(2)%
Average self-pay monthly churn	1.6%	1.7%	(0.1)%	(6)%
ARPU (1)	$14.86	$15.36	$(0.50)	(3)%
SAC, per installation	$18.86	$12.50	$6.36	51%

Pandora and Off-platform
Weighted average number of subscribers	5,727	5,959	(232)	(4)%
Ad supported listener hours (in billions)	2.35	2.49	(0.13)	(5)%
Advertising revenue per thousand listener hours (RPM)	$87.23	$90.88	$(3.65)	(4)%

Total Company
Adjusted EBITDA	$629	$650	$(21)	(3)%
Free cash flow	$56	$88	$(32)	(36)%

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(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $41 for each of the three months ended March 31, 2025 and 2024.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended March 31,
	2025	2024
Net income:	$204	$241
Add back items excluded from Adjusted EBITDA:
Former Parent operating costs	—	6
Impairment, restructuring and other costs	48	32
Share-based payment expense	50	48
Depreciation and amortization	144	155
Interest expense	117	129
Other expense (income), net	1	(29)
Income tax expense	65	68
Adjusted EBITDA	$629	$650

Reconciliation of Free Cash Flow:

	For the Three Months Ended March 31,
	2025	2024
Cash Flow information
Net cash provided by operating activities	$242	$264
Net cash used in investing activities	(235)	(354)
Net cash used in financing activities	(42)	(73)
Free Cash Flow
Net cash provided by operating activities	242	264
Additions to property and equipment	(189)	(174)
Sales (purchases) of other investments	3	(2)
Free cash flow (1)	$56	$88

Reconciliation of SAC, per installation:

	For the Three Months Ended March 31,
	2025	2024
Subscriber acquisition costs, excluding connected vehicle services	$100	$90
Less: margin from sales of radios and accessories, excluding connected vehicle services	(39)	(48)
	$61	$42
Installations (in thousands)	3,255	3,397
SAC, per installation (a)	$18.86	$12.50
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc
SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 160 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; the imposition of tariffs by the United States government could have a major effect on the United States auto industry, which SiriusXM is dependent upon as a material source of new subscribers; failure of our satellites would significantly damage our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and environmental, social and governance expectations and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class action and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2024, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com